UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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BLUE FOUNDRY BANCORP
(Name of Registrant as Specified in Its Charter)

COMMITTEE TO PRESERVE STOCKHOLDER VALUE
Seidman and Associates, L.L.C.
Seidman Investment Partnership, L.P.
Seidman Investment Partnership II, L.P.
Seidman Investment Partnership III, L.P.
LSBK06-08, L.L.C.
Broad Park Investors, L.L.C.
Chewy Gooey Cookies, L.P.
Veteri Place Corporation
JBRC I, LLC
Lawrence Seidman
Jennifer Corrou
Raymond Vanaria

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 3, 2023

Dear Fellow Blue Foundry Shareholder:

I am writing in response to a letter you received from Blue Foundry Bancorp’s (the “Company”) Board of Directors dated May 1, 2023.

Based upon the Company’s Efficiency Ratio, Return on Average Assets (“ROAA”), and Return on Average Equity (“ROAE”) for calendar years 2021 and 2022, the Company has the distinction of being one of the worst performing publicly traded financial institution between $1 and $3 billion in assets reported by S&P Global.

		2021			2022
	Rank		# of Institutions	Rank		# of Institutions
Efficiency Ratio	234		234	202		205
ROAA	234		234	202		205
ROAE	234		234	170		174

This poor financial performance did not stop the Compensation Committee, and the Board, from rewarding the directors of the Company with approximately $970,000 in compensation, comprised of cash, stock awards and option awards, for calendar year 2022, and $12 million in stock options granted to senior management. (The $12 million award was made without shareholder approval.)

The Company lost $31,506,204 and $36,342,000 for calendar years 2020 and 2021, respectively, and had a $0.09 per share profit ($2,396,000) for calendar year 2022.  The Company says these losses were designed to “build a foundation for future profitability”.  Unfortunately, the results for 2023 do not support this optimism.  The Board fails to mention that for the first quarter of 2023, the Company was only one (1) of ten (10) publicly traded financial institutions out of approximately four hundred sixty-five (465) that reported a loss (S&P Global data as of May 2, 2023).

The Company is continuing its sub-par financial performance, losing $1.2 million, or $0.05 a share, in the first quarter of 2023, a figure that comes directly from the Company’s first quarter income statement (and not from any alleged re-configuring on my part).  During its earnings call to discuss these results, the Company’s Chief Financial Officer indicated that the losses would most likely continue for an unspecified period of time.  The only independent analyst that covers the Company lowered the Company’s EPS estimate to $(0.42) from $(0.28).  The recently approved equity plans represented a substantial amount of the Company’s loss for the first quarter of 2023.  Clearly, the Board and management are profiting while the shareholders are incurring losses.  In addition to being one of the worst performing financial institutions for calendar years 2021 and 2022 and the first quarter of 2023, the Company’s tangible book value has been reduced from $15.71 in July 2021 (when it went public) to $14.06 as of March 31, 2023.

The Board says that the Company is in a “turn around” process.  It is to be noted that Mr. Ely has been on the Board for approximately twenty-six (26) years and Mr. Goldstein has been on the Board for approximately eight (8) years, while Mr. Nesci has been the President, Chief Executive Officer and a director for approximately four (4) years.  This leads to the obvious observation: the situation that needs to be “turned around” is one that they created and has continued to exist during their tenure.

The Company states that the “Board and management have engaged, and continue to engage with shareholders, and Seidman was no exception”.  The Company fails to mention that even though it discloses it will accept questions during its quarterly earnings call from shareholders, it refused to accept any shareholder questions during these calls.  How is this shareholder engagement?  In addition, Mr. Nesci refused my request for Mr. Vanaria and I to meet with the entire Board.  Hence the representation in the Company’s correspondence that I met with the Board is false.  Mr. Nesci’s characterization of my meeting with him is also false.  It seems he was offended by my comment that the Company’s financial performance was very poor.  Unfortunately, my comment is accurate.

Now, the Board wants you to vote for Messrs. Ely and Goldstein, both of whom sat on the Compensation Committee. Mr. Ely was the Chairman.  They both rewarded themselves handsomely for the Company’s poor financial performance.  The Compensation Committee also recommended that the Board reward senior management with $12 million in stock options notwithstanding the Company’s extremely poor financial performance.

The Company represents that I would have supported the 2022 Equity Plan if the Company had put Raymond Vanaria on the Board.  This claim is false.  The Board dismisses Mr. Vanaria’s qualifications simply because we are friends.  It is true that Mr. Vanaria is my friend, but it is also true that he has served on the boards of three (3) financial institutions, all of which were financially successful and provided positive returns to all of their shareholders.

It is now your choice to decide who you want to oversee the operation of the Company going forward.  Your choice is to continue with two (2) directors who sat on the Board during the many years of poor financial performance or elect two (2) independent directors, who will work towards the goal of having the Company finally become profitable for its shareholders, rather than just the Board and management.

To maximize the likelihood of a turnaround at Blue Foundry Bancorp, we urge you to vote for Jennifer Corrou and Raymond Vanaria on the BLUE universal proxy card or BLUE voting instruction form.

Sincerely,

Lawrence Seidman
The Committee to Preserve Stockholder Value